Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-179316 and No.333-179315) and Form S-3 (No. 333-194459) of Post Holdings, Inc. of our report dated November 26, 2014, except for the effects of the change in the composition of reportable segments in Notes 1, 5, 6 and 21 as to which the date is May 11, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting of Post Holdings, Inc., which appears in this Current Report on Form 8-K of Post Holdings, Inc. dated May 11, 2015.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
May 11, 2015